Bank of China Credit Loan certificate

Credit Ref.: Loan Agreement 08854472	Date: August 19, 2008 /s/Bank’s Seal
Credit Account: Account Name: Shenzhen BAK Battery Co., Ltd. Amount: RMB THIRTY MILLION ONLY